Exhibit 99.1

Investor Contact:	Laura Graves
Polycom, Inc.
925.924.5630
laura.graves@polycom.com

Press Contact:	Shawn Dainas
Polycom, Inc.
925.924.5676
shawn.dainas@polycom.com

Polycom Reports Second Quarter 2011 Earnings

Q2 Revenue Growth of 24 Percent Year-over-Year to a Record $366 Million

PLEASANTON, Calif. – July 21, 2011 – Polycom, Inc. (Nasdaq: PLCM), a global leader in unified communications (UC), today reported its earnings for the second quarter ended June 30, 2011.

Second quarter 2011 consolidated net revenues were a record $366 million, compared to $295 million for the second quarter of 2010. GAAP net income for the second quarter of 2011 was $29 million, or 16 cents per diluted share, compared to $13 million, or 7 cents per diluted share, for the same period last year. Non-GAAP net income for the second quarter of 2011 was $48 million, or 26 cents per diluted share, compared to non-GAAP net income of $30 million, or 17 cents per diluted share, for the second quarter of 2010.

For the six months ended June 30, 2011, net revenues were $710 million, compared to $571 million for the first six months of 2010. GAAP net income for the six months ended June 30, 2011 was $63 million, or 34 cents per diluted share, compared to GAAP net income of $18 million, or 10 cents per diluted share, for the same period last year. Non-GAAP net income for the period was $91 million, or 50 cents per diluted share, compared to $55 million, or 32 cents per diluted share, for the first six months of 2010.

Note that the share and per share data for all periods presented in this release have been adjusted to reflect a two-for-one stock split that was effective July 1, 2011.

The reconciliation between GAAP net income and non-GAAP net income is provided in the tables at the end of this release.

On a geographic basis, consolidated net revenues for the second quarter of 2011 were comprised of:

•	52 percent Americas, or $189.2 million;

•	24 percent Europe, Middle East, and Africa, or $89.3 million; and

•	24 percent Asia Pacific, or $87.1 million.

On a geographic basis, consolidated net revenues for the second quarter of 2010 were comprised of:

•	53 percent Americas, or $155.8 million;

•	25 percent Europe, Middle East, and Africa, or $74.3 million; and

•	22 percent Asia Pacific, or $64.5 million.

“Q2 was a hallmark quarter for Polycom, both in terms of strategic achievement and financial accomplishments,” said Andrew Miller, Polycom president and CEO. “We made significant progress with our key partners through the Polycom Open Collaboration NetworkTM, experienced significant acceleration in the adoption of our UC Intelligent Core™ network infrastructure solutions, and again benefitted from broad-based demand for our suite of solutions across all major geographies.”

“Specifically, during the second quarter, we announced the acquisition of HP’s Visual Collaboration business which is expected to close later this month, and the execution of a strategic agreement that makes Polycom an exclusive partner to HP for our wide array of telepresence and video solutions. We also expanded our strategic partnership with Microsoft through our upcoming launch of the Polycom CX7000 unified collaboration system that natively integrates with Microsoft’s leading Lync platform. Built on this and our numerous other strategic successes with Microsoft, we were thrilled to be named the 2011 Microsoft Unified Communications Innovation Partner of the Year. As a further testament to our role as UC ecosystem partner of choice, we also announced the launch of the industry’s first open video exchange cloud with AT&T, BT Conferencing, Telefonica, Verizon, and other global leading service providers, enabling B2B and B2C video communications and the network effect of video adoption worldwide.”

“In Q2, we continued to experience strong demand in emerging markets such as China, India, Russia, and Brazil and also began to see momentum in select verticals such as the US Federal market, yielding record revenues in each major geography and product category. In fact, in order to fully optimize our opportunity, I have added Tracey Newell to the executive team as Polycom’s new executive vice president of Global Sales. Each of the theatre presidents and global sales operations will report to her in this newly created role. Tracey is the ideal fit for this position and an excellent addition to the team with her proven go-to-market track record in both Cloud and customer premise-based sales at Juniper Networks and Cisco Systems.”

“In summary, we continue to leverage our unparalleled position in the UC industry as the only independent provider of scale. Through our Cloud, Mobility, and Ecosystem advances and market gains, we believe Polycom is poised to capture the momentum of the video communications market. With these exciting market dynamics and Polycom’s industry-leading capabilities, we expect to continue to deliver strong revenue growth and continued operating margin expansion,” concluded Miller.

“Polycom generated strong sequential and year-over-year growth in revenues, gross margins, and operating margins in the second quarter,” said Michael Kourey, Polycom’s executive vice president, finance and administration, and CFO. “Coupled with effective working capital management, we delivered a record quarterly operating cash flow of $85 million. As a result of these excellent operating results, Polycom exited Q2 with $609 million in cash and investments and no debt.”

About Polycom

Polycom, Inc. (Nasdaq: PLCM) is a global leader in unified communications solutions with industry-leading telepresence, video, voice and infrastructure solutions built on open standards. Polycom powers smarter conversations, transforming lives and businesses worldwide. Please visit www.polycom.com for more information or connect with Polycom on Twitter, Facebook, and LinkedIn.

This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding future events, future demand for our products, and the future performance of the Company, including statements regarding the closing of Polycom’s acquisition of HP’s Visual Collaboration business, our future offering of the Polycom CX7000 unified collaboration system, Polycom as being poised to capture the momentum of the video communications market and the future delivery of strong revenue growth and expanding operating margins by Polycom. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the fact that the Company’s continuing strategic investment plan may not yield the intended results or may take longer than originally anticipated to achieve such results; the impact of competition on our product sales and for our customers and partners; the impact of increased competition due to consolidation in our industry or competition from companies that are larger or that have greater resources than we do; potential fluctuations in results and future growth rates; risks associated with general economic conditions and external market factors; the market acceptance of Polycom’s products and changing market demands, including demands for differing technologies or product and services offerings; our ability to successfully integrate our acquisitions into our business; possible delays in the development, availability and shipment of new products; increasing costs and differing uses of capital; changes in key personnel that may cause disruption to the business; any disruptive impact to the Company that may result from the new executive hires; the impact of restructuring actions; and the impact of global conflicts that may adversely impact our business. Many of these risks and uncertainties are discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and in other reports filed by Polycom with the SEC. Polycom disclaims any intent or obligations to update these forward-looking statements.

To supplement our consolidated financial statements presented on a GAAP basis, Polycom uses non-GAAP measures of operating results, net income and income per share, which are adjusted to exclude certain costs, expenses, gains, and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our current period GAAP results are made with the intent of providing both management and investors a more complete understanding of Polycom’s underlying operational results and trends, and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses, or other charges that are considered by management to be outside of our core operating results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted net income per share prepared in accordance with generally accepted accounting principles in the United States.

Earnings Call Details

As has been noted on the Company’s web site since July 7, 2011, Polycom will hold a conference call today, July 21, 2011, at 5 p.m. EDT/2 p.m. PDT to discuss its second quarter earnings. Andrew Miller, president and CEO, and Michael Kourey, chief financial officer, will host the conference call. You may participate by viewing the webcast at www.polycom.com/investors or, for callers in the US and Canada, by calling 800.913.1647; and for callers outside of the US and Canada, by calling 212.231.2900. The pass code for the call is “Polycom.” A replay of the call will also be available at www.polycom.com or, for callers in the US and Canada, at 800.633.8284; and for callers outside of the US and Canada, at 402.977.9140. The access number for the replay is 21529290. A replay of the call will be available on www.polycom.com for approximately 12 months.

Polycom reserves the right to modify future product plans at any time. Products and/or related specifications referenced in this press release are not guaranteed and will be delivered on a when and if available basis.

© 2011 Polycom, Inc. All rights reserved. POLYCOM®, the Polycom “Triangles” logo and the names and marks associated with Polycom’s products are trademarks and/or service marks of Polycom, Inc. and are registered and/or common law marks in the United States and various other countries. All other trademarks are property of their respective owners.

POLYCOM, INC.

GAAP to Non-GAAP Reconciliation

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30, 2011				June 30, 2011
	GAAP	Excluded		Non-GAAP	GAAP	Excluded		Non-GAAP
Revenues:
Product revenues	$301,458	$—		$301,458	$586,927	$—		$586,927
Service revenues	64,151	—		64,151	122,847	—		122,847

Total revenues	365,609	—		365,609	709,774	—		709,774

Cost of revenues:
Cost of product revenues	119,664	3,514	(a)	116,150	231,651	7,553	(a)	224,098
Cost of service revenues	24,952	1,044	(b)	23,908	51,376	1,626	(b)	49,750

Total cost of revenues	144,616	4,558		140,058	283,027	9,179		273,848

Gross profit	220,993	(4,558)		225,551	426,747	(9,179)		435,926

Operating expenses:
Sales and marketing	106,988	6,401	(b)	100,587	207,609	11,225	(b)	196,384
Research and development	49,296	3,715	(b)	45,581	93,527	6,115	(b)	87,412
General and administrative	21,217	4,240	(c)	16,977	39,646	7,215	(c)	32,431
Amortization of purchased intangibles	1,702	1,702		—	3,084	3,084		—
Restructuring costs	897	897		—	3,475	3,475		—
Acquisition-related costs	1,997	1,997		—	4,346	4,346		—

Total operating expenses	182,097	18,952		163,145	351,687	35,460		316,227

Operating income	38,896	(23,510)		62,406	75,060	(44,639)		119,699

Other income (expense), net	(728)	—		(728)	(2,007)	(500	) (d)	(1,507)

Income before provision for income taxes	38,168	(23,510)		61,678	73,053	(45,139)		118,192
Provision for income taxes	9,625	(4,402	) (e)	14,027	10,532	(16,776	) (e)	27,308

Net income	$28,543	$(19,108)		$47,651	$62,521	$(28,363)		$90,884

Basic net income per share	$0.16	$(0.11)		$0.27	$0.36	$(0.16)		$0.52

Diluted net income per share	$0.16	$(0.10)		$0.26	$0.34	$(0.16)		$0.50

Weighted average shares outstanding for basic net income per share	176,670			176,670	175,863			175,863

Weighted average shares outstanding for diluted net income per share	182,329			182,329	181,464			181,464

(a)	For the three months ended June 30, 2011, the excluded amount includes $2,789 related to the amortization of purchased intangibles for core and existing technologies, $608 for stock-based compensation expense recorded during the period and $117 related to the effect of stock-based compensation on warranty expense rates. For the six months ended June 30, 2011, the excluded amount includes $6,075 related to the amortization of purchased intangibles for core and existing technologies, $1,250 for stock-based compensation expense recorded during the period and $228 related to the effect of stock-based compensation on warranty expense rates.
(b)	Excluded amount represents stock-based compensation expense recorded during the period.
(c)	For the three months ended June 30, 2011, the excluded amount includes $4,116 for stock-based compensation expense recorded during the period and $124 for the legal costs related to the indemnification of a former officer of the Company. For the six months ended June 30, 2011, the excluded amount includes $5,923 for stock-based compensation expense recorded during the period and $1,292 for the legal costs related to the indemnification of a former officer of the Company.
(d)	Excluded amount represents the impairment of an investment in a private company.
(e)	For the three months ended June 30, 2011 the excluded amount represents the tax impact on expenses which are excluded in items (a)-(c) above. For the six months ended June 30, 2011, the excluded amount represents the tax impact on expenses which are excluded in items (a) - (d) above, as well as a $7,487 benefit related to the resolution of a multi-year tax audit.

POLYCOM, INC.

GAAP to Non-GAAP Reconciliation

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30, 2010			June 30, 2010
	GAAP	Excluded	Non-GAAP	GAAP	Excluded		Non-GAAP
Revenues:
Product revenues	$244,795	$—	$244,795	$472,852	$—		$472,852
Service revenues	49,840	—	49,840	97,937	—		97,937

Total revenues	294,635	—	294,635	570,789	—		570,789

Cost of revenues:
Cost of product revenues	99,001	4,011 (a)	94,990	191,550	8,265	(a)	183,285
Cost of service revenues	24,733	960 (b)	23,773	49,019	2,139	(b)	46,880

Total cost of revenues	123,734	4,971	118,763	240,569	10,404		230,165

Gross profit	170,901	(4,971)	175,872	330,220	(10,404)		340,624

Operating expenses:
Sales and marketing	94,361	7,273 (b)	87,088	185,277	13,564	(b)	171,713
Research and development	36,240	2,367 (b)	33,873	70,145	5,449	(b)	64,696
General and administrative	20,205	6,194 (c)	14,011	36,187	8,691	(c)	27,496
Amortization of purchased intangibles	1,421	1,421	—	2,861	2,861		—
Restructuring costs	1,524	1,524	—	3,273	3,273		—
Litigation reserves and payments	1,235	1,235	—	1,235	1,235		—

Total operating expenses	154,986	20,014	134,972	298,978	35,073		263,905

Operating income	15,915	(24,985)	40,900	31,242	(45,477)		76,719

Other income (expense), net	357	957 (d)	(600)	(8,224)	(5,573	) (d)	(2,651)

Income before provision for income taxes	16,272	(24,028)	40,300	23,018	(51,050)		74,068
Provision for income taxes	3,668	(6,496)	10,164	5,003	(13,599)		18,602

Net income	$12,604	$(17,532)	$30,136	$18,015	$(37,451)		$55,466

Basic net income per share	$0.07	$(0.11)	$0.18	$0.11	$(0.22)		$0.33

Diluted net income per share	$0.07	$(0.10)	$0.17	$0.10	$(0.22)		$0.32

Weighted average shares outstanding for basic net income per share	170,316		170,316	169,822			169,822

Weighted average shares outstanding for diluted net income per share	176,488		176,488	175,608			175,608

(a)	For the three months ended June 30, 2010, the excluded amount includes $3,312 related to the amortization of purchased intangibles for core and existing technologies, $587 for stock-based compensation expense recorded during the period and $112 related to the effect of stock-based compensation on warranty expense rates. For the six months ended June 30, 2010, the excluded amount includes $6,675 related to the amortization of purchased intangibles for core and existing technologies, $1,357 for stock-based compensation expense recorded during the period and $233 related to the effect of stock-based compensation on warranty expense rates.
(b)	Excluded amount represents stock-based compensation expense recorded during the period.
(c)	For the three months ended June 30, 2010, the excluded amount includes $2,607 for stock-based compensation expense recorded during the period and $3,587 for severance, legal and other costs associated with the CEO transition in May 2010. For the six months ended June 30, 2010, the excluded amount includes $5,104 for stock-based compensation expense recorded during the period and $3,587 for severance, legal and other costs associated with the CEO transition in May 2010.
(d)	For the three months ended June 30, 2010, the excluded amount represents the net gain realized during the period on preferred equity securities for which we previously recognized a loss as the securities were deemed to be other than temporarily impaired. For the six months ended June 30, 2010, the excluded amount represents the loss recognized during the period on preferred securities considered to be other than temporarily impaired, net of any subsequent realized gains.

POLYCOM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$363,559	$324,188
Short-term investments	197,239	170,154
Trade receivables, net	186,897	154,507
Inventories	104,209	113,994
Deferred taxes	39,412	32,357
Prepaid expenses and other current assets	44,669	41,884

Total current assets	935,985	837,084

Property and equipment, net	117,504	110,321
Long-term investments	48,168	41,316
Goodwill and purchased intangibles	567,299	519,685
Deferred taxes	16,613	18,388
Other assets	19,344	20,611

Total assets	$1,704,913	$1,547,405

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$95,630	$90,890
Accrued payroll and related liabilities	43,494	35,222
Deferred revenue	121,913	104,919
Other accrued liabilities	60,863	54,651

Total current liabilities	321,900	285,682

Non-current liabilities
Deferred revenue	65,400	55,292
Taxes payable	14,537	16,690
Deferred taxes	864	2,057
Other non-current liabilities	13,066	12,714

Total liabilities	415,767	372,435

Stockholders’ equity	1,289,146	1,174,970

Total liabilities and stockholders’ equity	$1,704,913	$1,547,405

POLYCOM, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Revenues:
Product revenues	$301,458	$244,795	$586,927	$472,852
Service revenues	64,151	49,840	122,847	97,937

Total revenues	365,609	294,635	709,774	570,789

Cost of revenues:
Cost of product revenues	119,664	99,001	231,651	191,550
Cost of service revenues	24,952	24,733	51,376	49,019

Total cost of revenues	144,616	123,734	283,027	240,569

Gross profit	220,993	170,901	426,747	330,220

Operating expenses:
Sales and marketing	106,988	94,361	207,609	185,277
Research and development	49,296	36,240	93,527	70,145
General and administrative	21,217	20,205	39,646	36,187
Amortization of purchased intangibles	1,702	1,421	3,084	2,861
Restructuring costs	897	1,524	3,475	3,273
Acquistion-related expenses	1,997	—	4,346	—
Litigation reserves and payments	—	1,235	—	1,235

Total operating expenses	182,097	154,986	351,687	298,978

Operating income	38,896	15,915	75,060	31,242

Other income (expense), net	(728)	357	(2,007)	(8,224)

Income before provision for income taxes	38,168	16,272	73,053	23,018
Provision for income taxes	9,625	3,668	10,532	5,003

Net income	$28,543	$12,604	$62,521	$18,015

Basic net income per share	$0.16	$0.07	$0.36	$0.11

Diluted net income per share	$0.16	$0.07	$0.34	$0.10

Weighted average shares outstanding for basic net income per share	176,670	170,316	175,863	169,822

Weighted average shares outstanding for diluted net income per share	182,329	176,488	181,464	175,608

POLYCOM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30, 2011	June 30, 2010
Cash flows from operating activities:
Net income	$62,521	$18,015
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,202	18,975
Amortization of purchased intangibles	9,159	9,536
Provision for excess and obsolete inventories	5,299	1,551
Non-cash stock based compensation	26,139	27,612
Impairment of private company investments	500	—
Excess tax benefits from stock-based compensation	(11,977)	(5,931)
Write down of investments other than temporarily impaired	—	6,530
Loss on disposals of property and equipment	699	141

Changes in assets and liabilities, net of the effect of acquisitions:
Trade receivables	(30,254)	(1,005)
Inventories	4,624	(16,648)
Deferred taxes	(6,635)	(3,664)
Prepaid expenses and other assets	(4,920)	(20,230)
Accounts payable	4,533	6,787
Taxes payable	9,531	2,945
Other accrued liabilities	36,476	16,266

Net cash provided by operating activities	130,897	60,880

Cash flows from investing activities:
Purchases of property and equipment	(32,029)	(33,596)
Purchases of investments	(228,251)	(231,113)
Proceeds from sale of investments	26,722	83,636
Proceeds from maturities of investments	167,646	49,725
Net cash paid in purchase acquisitions	(50,041)	—

Net cash used in investing activities	(115,953)	(131,348)

Cash flows from financing activities:
Proceeds from issuance of common stock under employee option and stock purchase plans	29,891	29,325
Repurchase of common stock	(17,441)	(46,997)
Excess tax benefits from stock-based compensation	11,977	5,931

Net cash provided by (used in) financing activities	24,427	(11,741)

Net increase (decrease) in cash and cash equivalents	39,371	(82,209)
Cash and cash equivalents, beginning of period	324,188	331,098

Cash and cash equivalents, end of period	$363,559	$248,889